Exhibit 3.62

OPERATING AGREEMENT
OF
21ST CENTURY ONCOLOGY OF KENTUCKY, LLC

THIS OPERATING AGREEMENT (“Agreement”) is made as of the 1st  day of September, 2003, by RADIATION THERAPY SERVICES, INC., a Florida corporation (“Member”).

1.                                       FORMATION.

1.1                               Formation.

The Member does hereby form a limited liability company (“Company”) pursuant to the provisions of the Kentucky Limited Liability Company Act (“Act”).

1.2                               Articles of Organization.

Articles of Organization of the Company were filed with the Kentucky Secretary of State as of August 1, 2003.

2.                                       NAME AND OFFICE.

2.1                               Name.

The name of the Company shall be 21st Century Oncology of Kentucky, LLC.

2.2                               Principal Office.

The principal office of the Company shall be at 2234 Colonial Boulevard, Fort Myers, Florida, 33907, or at such other place as shall be determined by the Member. The books of the Company shall be maintained at such principal place of business or such other place that the Member shall deem appropriate.

2.3                               Registered Office.

The registered office of the Company shall be:

C.T. Corporation System

Kentucky Home Life Building

239 South Fifth Street, Room 1102

Louisville, Kentucky 40202

3.                                       PURPOSES AND TERM.

3.1                               Purposes.

The business and purpose of the Company shall be to operate one or more Radiation Therapy Centers in the Commonwealth of Kentucky and border states, and subject however to the provisions of Section 10.2, to engage in any and all activities incidental thereto, and to engage in such other businesses, and have such other purposes, as the Member may from time to time may determine and as are permitted by the Act.

3.2                               Company’s Power.

In furtherance of the purposes of the Company as set forth in Section 3.1, the Company shall have the power to do any and all things whatsoever necessary, appropriate or advisable in connection with such purposes, or as otherwise contemplated in this Agreement and subject to the provisions of Section 10.2.

3.3                                    Term.

The term of the Company shall commence as of the date of the filing of Articles of Organization with the Kentucky Secretary of State’s Office, and shall continue until dissolved in accordance with Section 11.

4.                                       CAPITAL.

4.1                               Capital Contributions of Member.

The initial capital contribution of the Member shall be FIVE HUNDRED DOLLARS ($500.00). The Member may, but shall not be required to, make additional capital contributions to the Company from time to time.

4.2                               No Liability of Member.

Except as otherwise specifically provided in the Act, the Member shall not have any personal liability for the obligations of the Company. Except as provided in Section 4.1, the Member shall not be obligated to contribute to, or loan money to, the Company.

4.3                               No Interest on Capital Contributions.

The Member shall not be entitled to interest on any capital contributions made to the Company.

5.                             ACCOUNTING.

5.1                          Books and Records.

The Company shall maintain full and accurate books of the Company at the Company’s principal place of business, or such other place as the Member shall determine, showing all receipts and expenditures, assets and liabilities, net income and loss, and all other records necessary for recording the Company’s business and affairs. Such books and records shall be open to the inspection and examination of the Member in person or by the Member’s duly authorized representatives at all reasonable times.

5.2                              Fiscal Year.

The fiscal year of the Company shall be the calendar year.

6.                             BANK ACCOUNTS.

6.1                              Bank Accounts.

All funds of the Company shall be deposited in its name into such checking, savings and/or money market accounts or time certificates as shall be designated by the Member. Withdrawals therefrom shall be made upon such signature or signatures as the Member may designate. Company funds shall not be commingled with those of any other person or entity.

7.                             NET INCOME AND NET LOSS.

7.1                              Net Income and Net Loss.

All net income or net loss of the Company shall be for the account of the Member.

8.                             FEDERAL INCOME TAX ELECTION.

8.1                              Tax Treatment.

It is the intention of the Member that for Federal, state and local income tax purposes the Company be disregarded as an entity separate from the Member in accordance with the provisions of Treas. Reg. §§ 301.7701-2(c)(2)(i) and 301.7701-3(b)(1)(ii). The Member shall take all actions which may be necessary or required in order for the Company to be so disregarded for income tax purposes.

9.                                  DISTRIBUTIONS.

9.1                               Distributions.

The Member shall determine, in the Member’s sole discretion, the amount and timing of any distributions to the Member and whether such distributions shall be paid in cash or property.

10.                            MANAGEMENT.

10.1                        Management and Board of Directors.

10.1.1.               The business and affairs of the Company shall be managed under the direction and control of a board of directors (“Board of Directors”), which shall consist of a minimum of three individuals, The Board of Directors initially shall consist of the following persons:

Michael J. Katin, M.D.

Daniel E. Dosoretz, M.D.

Peter H. Blitzer, M.D.

James H. Rubenstein, M.D.

Howard Sheridan, M.D.

Graciela Garton, M.D.

10.1.2.                    All powers of the Company shall be exercised by or under the authority of the Board of Directors. Decisions of the Board of Directors within its scope of authority shall be binding upon the Company and each Member.

10.1.3.                    Meetings of the Board of Directors shall be held at the principal place of business of the Company or at any other place that a majority of the members of the Board of Directors shall determine. In the alternative, meetings may be held by conference telephone, provided that each member of the Board of Directors can hear the others. The presence of at least two of the members of the Board of Directors shall constitute a quorum for the transaction of business. Meetings shall be held at least annually, and may be held more frequently in accordance with the schedule established by the Board of Directors. In addition, any member of the Board of Directors may convene a meeting upon at least three (3) business days’ prior written notice to the others. The Board of Directors also may make decisions, without holding a meeting, by written consent of a majority of the members of the Board of Directors. Minutes of each meeting and a record of each decision shall be kept by the designee of the Board of Directors and shall be given to the Members promptly after the meeting.

10.1.4.                    Decisions of the Board of Directors shall require the approval of at least two of its members.

10.1.5.                    Except as otherwise agreed by the Members, the members of the Board of Directors shall serve without compensation from the Company.

10.1.6.               The Board of Directors shall, as soon as practicable, appoint an individual as administrator (“Administrator”) to personally supervise the day-to-day operations of the Company. The Administrator shall be subject to the general supervision and control of the Board of Directors and shall carry out the policy decisions made by the members of the Board of Directors. At each regular meeting of the Board of Directors (and, when requested by any member thereof, at any special meeting of the Board of Directors), the Administrator shall be present and shall report to the Board of Directors on the operations of the Company or any other matters as any member of the Board of Directors may request.

10.1.7.               At the direction of the Board of Directors, the Administrator shall have the full power to execute, for and on behalf of the Company, any and all documents and instruments which may be necessary to carry on the business of the Company, including, without limitation, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, security agreements, and financing statements pertaining to the Company’s assets or obligations. The Administrator shall have the authority to include in those documents a clause authorizing the confession of judgment against the Company. No person dealing with the Administrator need inquire into the validity or propriety of any document or instrument executed in the name of the Company by the Administrator, or as to the authority of the Administrator in executing the same.

10.1.8.                    Members of the Board of Directors shall serve until resignation or removal by the member’s duly authorized representative who currently is the chief executive officer of Radiation Therapy Services, Inc.

10.1.9.                    The Board of Directors shall adopt such other policies and procedures as they deem appropriate for the conduct of their affairs and management of the Company.

10.2                        Limitation on Practice of Medicine.

The Member and its authorized representative(s), and all directors of the Company acknowledge that neither the Company, nor its Member, nor any of its directors who are not physicians licensed to practice medicine in the State of Indiana will direct or control independent medical acts, decisions, or judgment of any physician associated with the Company and licensed to practice medicine in the State of Indiana in connection with such physician’s practice of medicine within the State of Indiana. Each director appointed to serve in the future as well as the representative of the Member shall be required to be bound by and acknowledge the limitations set out in this Section 10.2.

11.                               ACTION OF MEMBER.

Any action taken by the Member shall be taken through the duly authorized representative of the Member who initially shall be the chief executive officer of

Radiation Therapy Services, Inc.

12.                                 DISSOLUTION.

12.1                             Dissolution.

The Company shall dissolve upon, but not before, the decision of the Member to dissolve the Company. Dissolution of the Company shall be effective upon the date on which the event giving rise to the dissolution occurs, but the Company shall not terminate until the assets of the Company shall have been distributed as provided in Section 12.3. Notwithstanding dissolution of the Company, prior to the liquidation and termination of the Company, the Company shall continue to be governed by this Agreement.

12.2                             Sale of Assets Upon Dissolution.

Following the dissolution of the Company, the Company shall be wound up and the Member shall determine whether the assets of the Company are to be sold or whether some or all of such assets are to be distributed to the Member in kind in liquidation of the Company.

12.3                             Distributions Upon Dissolution.

Upon the dissolution of the Company, the properties of the Company to be sold shall be liquidated in orderly fashion and the proceeds thereof, and the property to be distributed in kind, shall be distributed as follows:

(a)          First, to the payment and discharge of all of the Company’s debts and liabilities, to the necessary expenses of liquidation and to the establishment of any cash reserves which the Member determines to create for unmatured and/or contingent liabilities or obligations of the Company.

(b)         Second, to the Member.

13.                                 ASSIGNMENT.

13.1                             Assignment of Member’s Interest.

The Member may freely sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of the Member’s interest in the Company.

14.                                 GENERAL.

14.1                             Amendment.

This Agreement may be modified or amended from time to time only upon the written consent of the Member.

14.2                        Captions; Section References.

Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly requires otherwise.

14.3                        Number and Gender.

Unless the context otherwise requires, when used herein, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

14.4                        Severability.

If any provision of this Agreement, or the application thereof to any person, entity or circumstances, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other persons, entities or circumstances, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

14.5                             Binding Agreement.

Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the Member and its successors and assigns.

14.6                             Applicable Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of laws rules.

14.7                             Entire Agreement.

This Agreement contains the entire agreement with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Member through its duly authorized has executed this Agreement as of the date and year first above written.

RADIATION THERAPY SERVICES, INC.

BY:	/s/ Daniel E. Dosoretz

TITLE:	Daniel E. Dosoretz, M.D.
Chief Executive Officer